                                                                   EXHIBIT 23.03


                               Consent of KPMG LLP

The Board of Directors

Kana Software, Inc. (formerly Kana Communications, Inc.)

We consent to the incorporation by reference herein, of our reports dated January 20, 2000, with respect to the consolidated balance sheet of Kana Software, Inc. and subsidiary (formerly Kana Communications, Inc.) as of December 31, 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 2000, Form 10-K, as amended, of Kana Software, Inc.

We also consent to the reference to our firm under the heading "Experts".

                                                                /s/ KPMG LLP


Mountain View, California
February 6, 2002